Exhibit 10.46
EMPLOYMENT TRANSITION AGREEMENT
THIS EMPLOYMENT TRANSITION AGREEMENT (this “Agreement”) is entered into by and between Zogenix, Inc., a Delaware corporation (the “Company”), and Cynthia Y. Robinson, Ph.D. (“Employee”), and shall be effective as of November 1, 2013 (the “Effective Date”).
WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of May 7, 2008 (the “Prior Agreement”);
WHEREAS, Employee is currently the Chief Development Officer of the Company; and
WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue employment with the Company in a new role, through May 31, 2014 (the “Expiration Date”), on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.    Services to Be Rendered.
(a)    Duties and Responsibilities. As of the Effective Date, Employee will resign her position as Chief Development Officer of the Company (or such other title as she then holds) (and any other officer positions she may hold with the Company or any of its subsidiaries), and agrees she shall thereafter continue to serve the Company as an employee in the role of Advisor to the President of the Company. Following the Effective Date, Employee shall not be an executive officer of the Company. In the performance of the foregoing duties, Employee shall report directly to the President and shall be subject to the direction of the President and to such limits upon Employee’s authority as the President may from time to time impose. In the event of the President’s incapacity or unavailability, Employee shall be subject to the direction of the Chief Executive Officer (“CEO”) of the Company. Employee’s primary place of work shall be the Company’s facility in Emeryville, California. Employee shall also render services at such other places within or outside the United States as the President may direct from time to time. Employee shall be subject to and comply with the policies and procedures generally applicable to senior employees of the Company to the extent the same are not inconsistent with any term of this Agreement.
(b)    Exclusive Services. Employee shall at all times faithfully, industriously and to the best of her ability, experience and talent perform to the satisfaction of the Board of Directors of the Company (the “Board”) and the President all of the duties that may be assigned to Employee hereunder. Employee shall devote such portion of her productive time and efforts to the performance of such duties as is mutually agreed upon from time to time by Employee and the President. Subject to the terms of the Employee Proprietary Information and Inventions Agreement referred to in Section 4(b), this shall not preclude Employee from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with her duties to the Company, as determined in good faith by the President. Employee agrees that she will not join any boards, other than community and civic boards (which do not interfere with her duties to the Company), without the prior approval of the President.
(c)    Term. The term of Employee’s employment pursuant to this Agreement will commence on the Effective Date and shall automatically terminate on the Expiration Date, or upon any earlier termination of this Agreement pursuant to Section 3(a) of this Agreement by either party (the date on which Employee’s employment terminates, the “Termination Date”). Effective as of the Termination Date, Employee hereby agrees to resign her employment, her position as Advisor to the President (and any other titles or positions she may hold) of the Company or any of its affiliates. Employee shall execute any additional documentation necessary to effectuate such resignations.
2.Compensation and Benefits. The Company shall pay or provide, as the case may be, to Employee the compensation and other benefits and rights set forth in this Section 2.
(a)Base Salary. For the period commencing on the Effective Date and ending on the Expiration Date, the Company shall pay to Employee a base salary of $24,072.19 per month. The Employee’s base salary shall be payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly).
(b)Bonus. Employee shall be eligible to receive an annual bonus for 2013 pursuant to the Company’s annual bonus plan for the senior employees of the Company. Employee will not be eligible for an annual bonus for 2014. Employee’s target annual bonus for 2013 shall be $75,000.
(c)Benefits. Employee shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior employees and not otherwise specifically provided for herein.
(d)Expenses. The Company shall reimburse Employee for reasonable out-of-pocket business expenses incurred in connection with the performance of her duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) Employee furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, (iii) Employee receiving advance approval from the CEO in the case of expenses for travel outside of North America, and (iv) Employee receiving advance approval from the CEO in the case of expenses (or a series of related expenses) in excess of $5,000. Any amounts payable under this Section 2(d) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amounts provided under this Section 2(d) during any taxable year of Employee’s will not affect such amounts provided in any other taxable year of Employee’s, and

Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
(e)Paid Time Off. Employee shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for senior employees.
(f)Stock Options. During the term of her employment hereunder, Employee’s stock options shall continue to vest and be exercisable in accordance with the terms of the stock option agreements and the equity plans pursuant to which such stock options were issued.
3.    Termination of Employment. Employee shall be entitled to receive benefits upon her termination of employment only as set forth in this Section 3:
(a)    At-Will Employment; Termination. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Employee’s employment under this Agreement shall be terminated immediately on the death of Employee.
(b)    Payments Upon Termination of Employment.
(i)    In the event of Employee’s termination of employment by the Company for any reason, except as otherwise provided in Section 3(b)(ii) below, the Company shall not have any other or further obligations to Employee under this Agreement (including any financial obligations) except that Employee shall be entitled to receive (i) Employee’s fully earned but unpaid base salary, through the Termination Date at the rate then in effect, and (ii) all other amounts or benefits to which Employee is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, all vesting of Employee’s unvested stock options previously granted to her by the Company shall cease and none of such unvested stock options shall be exercisable following the Termination Date. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.
(ii)    In the event of Employee’s termination of employment by the Company without Cause (as defined below), in addition to the amounts or benefits specified in Section 3(b)(i) above, and subject to Section 3(b)(iii) and 9(o) and Employee’s continued compliance with Section 4, Employee shall be entitled to receive, in lieu of any severance benefits to which Employee may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(A)     an amount equal to the remaining base salary payable to Employee pursuant to Section 2(a) through the Expiration Date, payable in a lump sum within ten (10) days following the effective date of Employee’s Release (as defined below);
(B)     to the extent Employee’s termination of employment by the Company without Cause occurs prior to the date on which annual bonuses are paid for 2013 pursuant to the Company’s annual bonus plan, Employee’s target annual bonus for 2013 (which target bonus will be pro-rated to the extent Employee’s termination of employment occurs prior to December 31, 2013), payable in a lump sum within ten (10) days following the effective date of Employee’s Release; and
(C)     for the period beginning on the date of Employee’s termination of employment and ending on the Expiration Date (or, if earlier, (1) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (2) the date Employee becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”), if Employee elects to have COBRA coverage and is eligible for such coverage, the Company shall reimburse Employee on a monthly basis for an amount equal to (1) the monthly premium Employee or her dependents is required to pay for continuation coverage pursuant to COBRA for Employee (if applicable) and her eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of Employee’s termination of employment) less (2) the amount Employee would have had to pay to receive group health coverage form Employee and her dependents based on the cost sharing levels in effect on the date of Employee’s termination of employment (the “Monthly Company Payment Amount”). If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the reimbursements as set forth above, the Company shall instead pay to Employee a taxable monthly payment for the COBRA Coverage Period equal to the Monthly Company Payment Amount. Employee shall be solely responsible for all matters relating to her continuation of coverage pursuant to COBRA, including, without limitation, her election of such coverage and her timely payment of premiums.
The foregoing severance benefits shall be the exclusive severance benefits to which Employee is entitled.
(iii)    As a condition to Employee’s receipt of any post-termination benefits pursuant to Section 3(b)(ii) above, Employee shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A. In the event Employee’s Release does not become effective within the fifty-five (55) day period following the date of Employee’s termination of employment, Employee shall not be entitled to the aforesaid payments and benefits.
(iv)    “Cause” means any of the following:

(A)     the commission of an act of fraud, embezzlement or dishonesty by Employee, or the commission of some other illegal act by Employee, that has a material adverse impact on the Company or any successor or affiliate thereof;
(B)     a conviction of, or plea of “guilty” or “no contest” to, a felony by Employee;
(C)     any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company or any successor or affiliate thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity;
(D)     Employee’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other material misconduct on the part of Employee;
(E)    Employee’s ongoing and repeated failure or refusal to perform or neglect of Employee’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Employee’s receipt of written notice from the Board or the CEO stating with specificity the nature of such failure, refusal or neglect; or
(F)     Employee’s breach of any Company policy or any material provision of this Agreement;
provided, however, that prior to the determination that “Cause” under this Section 3(b)(iv) has occurred, the Company shall (A) provide to Employee in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) other than with respect to clause (v) above which specifies the applicable period of time for Employee to remedy her breach, afford Employee a reasonable opportunity to remedy any such breach, (C) provide Employee an opportunity to be heard prior to the final decision to terminate Employee’s employment hereunder for such “Cause” and (D) make any decision that such “Cause” exists in good faith.
The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Employee for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.
(c)    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Employee’s employment shall cease upon such termination. In the event of Employee’s termination of employment with the Company, Employee’s sole remedy shall be to receive the payments and benefits described in this Section 3. In addition, Employee acknowledges and agrees that she is not entitled to any reimbursement by the Company for any taxes payable by Employee as a result of the payments and benefits received by Employee pursuant to this Section 3, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder (the “Code”).

(d)    Return of the Company’s Property. In the event of Employee’s termination of employment for any reason, the Company shall have the right, at its option, to require Employee to vacate her offices prior to or on the effective date of separation and to cease all activities on the Company’s behalf. Upon Employee’s termination of employment in any manner, and as a condition to Employee’s receipt of any severance benefits described in this Agreement, Employee shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Employee shall deliver to the Company a signed statement certifying compliance with this Section 3(d) prior to the receipt of any severance benefits described in this Agreement.
(e)    Waiver of the Company’s Liability. Employee recognizes that her employment is subject to termination with or without cause for any reason and therefore Employee agrees that Employee shall hold the Company harmless from and against any and all liabilities, losses, damages, costs and expenses, including but not limited to, court costs and reasonable attorneys’ fees, which Employee may incur as a result of Employee’s termination of employment. Employee further agrees that Employee shall bring no claim or cause of action against the Company for damages or injunctive relief based on a wrongful termination of employment. Employee agrees that the sole liability of the Company to Employee upon termination of this Agreement shall be that determined by this Section 3. In the event this covenant is more restrictive than permitted by laws of the jurisdiction in which the Company seeks enforcement thereof, this covenant shall be limited to the extent permitted by law.
4.    Certain Covenants.

(a)    Noncompetition. Except as may otherwise be approved by the President, during the term of Employee’s employment, Employee shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the President) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Employee (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.
(b)    Confidential Information. Employee and the Company have entered into the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”). Employee agrees to perform each and every obligation of Employee therein contained.

(c)    Solicitation of Employees. Employee shall not during the term of Employee’s employment and for a period of twelve (12) months thereafter (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.
(d)    Solicitation of Consultants. Employee shall not during the term of Employee’s employment and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant’s engagement by the Company or any of its affiliates.
(e)    Rights and Remedies Upon Breach. If Employee breaches or threatens to commit a breach of any of the provisions of this Section 4 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(i)    Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and
(ii)    Accounting and Indemnification. The right and remedy to require Employee (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.
(f)    Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Employee hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.
(g)    Enforceability in Jurisdictions. The Company and Employee intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
(h)    Definitions. For purposes of this Section 4, the term “Company” means not only Zogenix, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Zogenix, Inc.
5.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Employee’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the Termination Date. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 5 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Employee’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Employee and the Company expressly waive their right to a jury trial.
6.    General Relationship. Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.
7.    Miscellaneous.

(a)    Modification; Prior Claims. This Agreement and the Employee Proprietary Information and Inventions Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including the Prior Agreement. This Agreement may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(b)    Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(c)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3, 4, 5 and 7 of this Agreement shall survive any Employee’s termination of employment.
(d)    Third‑Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
(e)    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(f)    Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
(g)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Employee at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(h)    Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.
(i)    Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 4 and 5, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(j)    Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
(k)    Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
(m)    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
(n)    Withholding and other Deductions. All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
(o)    Code Section 409A Exempt.
(i)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the amounts payable hereunder shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Employee’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. For purposes of this Agreement, all references to Employee’s “termination of employment” shall mean Employee’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).
(ii)    If the Employee is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Employee’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 7(o)(ii) shall be paid or distributed to Employee in a lump sum on the earlier of (A) the date that is six (6)-months following Employee’s Separation from Service, (B) the date of Employee’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(iii)    To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Employee and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.
(p)RIGHT TO ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HER LAWYER; BY HER SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT SHE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HER LAWYER CONCERNING THIS RELEASE.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
ZOGENIX, INC.

By: /s/    Stephen Farr
                        Name:     Stephen Farr
                        Title:     President

EMPLOYEE

  /s/ Cynthia Y. Robinson, Ph.D.
                        Cynthia Y. Robinson, Ph.D.

[SIGNATURE PAGE TO EMPLOYMENT TRANSITION AGREEMENT]

EXHIBIT A
GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this ____ day of _______, _____, between Cynthia Y. Robinson, Ph.D. (“Employee”), and Zogenix, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Employee and the Company are parties to that certain Employment Transition Agreement effective as of November 1, 2013 (the “Agreement”);

WHEREAS, the Parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to Employee’s execution of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he or she would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1.    General Release of Claims by Employee.

(a)    Employee, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud,

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misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)    Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v)    Claims based on any right Employee may have to enforce the Company’s executory obligations under the Agreement; and

(vi)    Claims Employee may have to vested or earned compensation and benefits.

(b)    EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)     Employee acknowledges that this Release was presented to him or her on the date indicated above and that Employee is entitled to have twenty-one (21) days’ time in which to consider it. Employee further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Employee should consult with an attorney of his or her choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release. Employee represents and acknowledges that if Employee executes this Release before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d)     Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his or her execution of it. Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)     Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his or her execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

(f)    Employee further understands that Employee will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is fifty-five (55) days following the date of Employee’s termination of employment.

2.    No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.
3.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
4.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been

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drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
5.    Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
6.    Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
7.    Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EMPLOYEE                        ZOGENIX, INC.

        By:
Print Name: Cynthia Y. Robinson, Ph.D.        Print Name:
Title:

[SIGNATURE PAGE TO RELEASE]